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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Office Depot, Inc. on Form S-3 of our reports dated February 14, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 31, 1994 and our report dated February 8, 1994 (January 10, 1995 as to the effects of the business combinations and stock split described in Note L) appearing in the Current Report on Form 8-K dated January 16, 1995 of Office Depot, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

July 28, 1995